Exhibit 99.1

GeoPharma Announces Fiscal Year 2009 Fourth Quarter and Year End Results

CORRECTING RELEASE

LARGO, Fla., July 1, 2009 (GlobeNewswire via COMTEX News Network) — GeoPharma, Inc. (Nasdaq:GORX) (the “Company”) announced today its fiscal year 2009 year end results for the period ended March 31, 2009, reporting total revenues of $63,020,060 for the year representing a increase of approximately 14.6 % versus the same period a year ago. Revenues for the fourth quarter ended March 31, 2009 were $13,842,033 representing an increase of 5.5% sequentially as compared to revenues of $13,112,972 achieved in the third quarter ended December 31, 2008.

Commenting on the year end results, GeoPharma CEO Mihir Taneja stated, “2009 was a difficult economic environment for GeoPharma, as a result we have decided to discontinue some of the business operations that were not profitable in an effort to continue to focus on our core business in the Manufacturing and Pharmaceutical segment. We are pleased with the growth of Carprofen and we look forward to further success from the Pharmaceutical division in the months to come.”

Fiscal year 2009 and Fourth Quarter Financial Summary:

•	Total revenues for the fourth quarter ended March 31, 2009 were $13,842,033.

•	Total revenues for fiscal year ended March 31, 2009 were $63,020,060 an increase of 14.6% over the fiscal year ended March 31, 2008.

•	Pharmaceutical revenues for the year ended March 31, 2009 were $1,720,696, an increase of 641% over the fiscal year 2008 results for the period ended March 31, 2008.

•	Gross profits for the fiscal ended March 31, 2009 were $10,450,908 which was slightly lower than then $10,907,085 recorded for gross profits for the fiscal year ended March 31, 2008.

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Net loss for the fiscal year ended March 31,2009 was ($26,640,028) or ($1.62) per share which includes both continuing and discontinued operations. ($15,991,390) or ($.97) is attributable to the discontinued operations and ($10,072,188) or ($.65) is from the net loss from continuing operations.

•	Selling, general and administrative expenses, exclusive of depreciation and amortization, were $13,657,729 for the fiscal year ended March 31, 2009.

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Research and development (“R&D”) expenditures for the fiscal year ended March 31, 2009 totaled approximately $1.8 million dollars all of which was charged as an expense to operations as compared to approximately $1.6 million dollars of R&D expense for the fiscal year ended March 31, 2008.

GeoPharma Sr. VP/CFO Carol Dore-Falcone, commenting on the results, stated, “Tightening margins in our branded products division and our distribution segment have made it difficult to operate without a higher degree of liquidity. Accordingly the Company has decided it is in our best interest to scale back the diversity of our business model and to concentrate on our core business at this time. The growth of our pharmaceutical division showcases the potential of that strategy and we are optimistic that there will additional success recognized in that division shortly.”

GeoPharma will host a conference call to discuss the year end results on Tuesday June 30, 2009 at 9 a.m. (ET). The conference call will be hosted by GeoPharma, Inc. CEO Mihir Taneja and Sr. VP/CFO Carol Dore-Falcone. Participants may dial in 15 minutes before the call to register. The dial in number for participants is 1-877-795-3649 and 1-719-325-4764 for international callers. The Conference Confirmation code is 1378429.

Interested parties may also listen via the internet at:

http://gorx.client.shareholder.com/events.cfm

Replay of the call will be available from 12 noon ET on June 30th, through Tuesday, July 14th. Replay of the call will be The Replay of the call may be heard by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The Replay Pass Code is 1378429. Participants may also choose to listen to the call via webcast through the link in the events and presentations section of the Investor Relations page of the GeoPharma website located at http://gorx.client.shareholder.com/events.cfm

Contact Information:

Alexander Nachman

Director of Investor and Media Relations

GeoPharma, Inc.

1-727-471-0850, ext. 243

IR@GeoPharmainc.com

GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in 3 main market segments: Specialty Pharma, Manufacturing, and Distribution. The Specialty Pharma division specializes in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing and Distribution divisions, manufacture, package, and distribute generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

FORWARD-LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended 2009	March 31, 2008
Revenues:

Manufacturing	$20,238,000	$24,402,000
Pharmaceutical	1,721,000	232,000

Total revenues, net	$21,959,000	$24,634,165
Gross Profit	$2,904,000	$3,861,000
Stock compensation expense	1,461,000	957,000
Depreciation and amortization	1,951,000	1,721,000
SG&A	13,658,000	10,366,000

Operating income (loss)	$(14,165,000)	$(9,183,000)

Other income / (expense), net	2,321,000	(373,000)
Income (loss) from continuing operations before minority interest and income tax	$(11,844,000)	$(9,556,000)
Minority interest	709,000	900,000
Income tax benefit (expense)	1,063,000	1,228,153
Income (loss) from continuing operations	$(10,072,000)	$(7,428,000)
Discontinued operations – Distribution:

Revenues – Distribution	$41,061,000	$30,334,000
Cost of sales – Distribution	33,514,000	23,328,000

Gross profit – Distribution	$7,547,000	$7,006,000
SGA – Distribution	11,800,000	8,971,000
Other income (expense), net – Distribution	570,000	1,087,000

Asset impairments – Distribution	13,312,000	—
Income tax benefit (expense) – Distribution	1,004,000	1,282,000
Exit income (expense) – Distribution	—	—

Income (loss) from discontinued operations – Distribution	$(15,991,000)	$403,000
Income (loss) from discontinued operations – PBM	$—	$8,400

Net income (loss)	$(26,064,000)	$(7,017,000)
Preferred dividends	576,000	408,000

Net income (loss) available to common shareholders	$(26,640,000)	$(7,425,000)
Basic and diluted earnings (loss) per common share outstanding	$(1.62)	$(0.59)

Basic weighted average common shares outstanding	16,446,191	12,541,659
Basic and dilute earnings (loss) per common share outstanding – Distribution	$(0.97)	$0.03
Basic and diluted earnings (loss) per common share outstanding – PBM	$—	$—